SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2005

Health Enhancement Products, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30415                                                                     87-0699977

  (Commission File Number)                                       (I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ       85260

                (Address of Principal Executive Offices)      (Zip Code)

(480) 385-3800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01

Entry into a Material Definitive Agreement

Item 3.02.

Unregistered Sales of Equity Securities

Item 5.01

Changes in Control of Registrant

As of July 8, 2005, the Company was indebted to Howard R. Baer, its Chairman and Chief Executive Officer, in the aggregate amount of approximately $1,283,000, pursuant to a promissory note dated February 15, 2005 (“Note”).  Mr. Baer’s advances to the Company were non-interest bearing prior to February 15, 2005.  In order to reduce its indebtedness to Mr. Baer, the Company, on July 8, 2005, entered into an agreement with Mr. Baer, pursuant to which Mr. Baer converted approximately $538,000 in indebtedness owing to him by the Company into 5,000,000 shares of the Company’s common stock, .001 par value (“common stock”), and a warrant to purchase 6,250,000 shares of common stock (“warrant”).  The warrant is immediately exercisable, has an exercise price of $.15 per share, a cashless exercise provision, and a term of three years.  As a result of the foregoing transaction, the Company reduced its indebtedness to Mr. Baer under the Note from $1,283,000 to $745,000, for an aggregate reduction in indebtedness of $538,000.

Immediately prior to the foregoing transaction, Mr. Baer was the beneficial owner of 5,183,450 shares of common stock, representing 36% of the total issued and outstanding common stock of the Company.  Immediately following such transaction, Mr. Baer was the beneficial owner of 16,433,450 shares of common stock (assuming the exercise of the above-referenced warrant), representing 64% of the total issued and outstanding common stock of the Company (after giving effect to the exercise of the above-referenced warrant).  As a result, Mr. Baer has the ability to control the business and affairs of the Company.

The Company believes that the foregoing transaction was exempt from the registration requirements under the Securities Act of 1933, as amended (“the Act”), based on the following facts: there was no general solicitation; there was a single investor, who is an “accredited investor” (within the meaning of Regulation D under the Securities Act of 1933, as amended) that is sophisticated about business and financial matters; such investor is an Executive Officer and Chairman of the Company; and all shares issued are subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2005	HEALTH ENHANCEMENT PRODUCTS, INC.

By S/Howard R. Baer
Howard R. Baer, CEO

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